Exhibit 99.1

Arvinas Reports First Quarter Financial Results and Provides Corporate Update

Initiated Patient Dosing in the First Phase 1 Clinical Trial with a Targeted PROTAC® Protein Degrader, ARV-110

NEW HAVEN, Conn. – May 8, 2019 – Arvinas, Inc. (Nasdaq: ARVN), a biopharmaceutical company creating a new class of therapies that degrades disease-causing proteins, today reported financial results for the first quarter of 2019 and provided a corporate update.

“The first quarter of 2019 was Arvinas’ first quarter as a clinical-stage company and we remain laser-focused on moving our clinical and preclinical programs ahead,” said John Houston, Ph.D., Chief Executive Officer at Arvinas. “We are excited that our Phase 1 clinical trial of ARV-110 for the treatment of men with metastatic castration-resistant prostate cancer is underway and look forward to sharing preliminary clinical data regarding the trial in the second half of 2019.”

Ian Taylor, Ph.D., Chief Scientific Officer at Arvinas, added, “The ARV-110 clinical trial is a milestone for patients affected by diseases that may be addressable by targeted protein degradation. Our second PROTAC® protein degrader, ARV-471, remains on-track to enter the clinic in the third quarter as a potential treatment for patients with locally-advanced or metastatic breast cancer. Our recent progress has excited us further about what we can achieve with our PROTAC® protein degrader platform and its potential to significantly improve the lives of patients.”

Business Highlights and Recent Developments

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Began dosing patients in our first clinical trial, a Phase 1 clinical trial of ARV-110, which will evaluate the safety and tolerability of ARV-110 in patients with metastatic castration-resistant prostate cancer (mCRPC) who have progressed on standard of care therapies. We anticipate preliminary data from the study in the second half of 2019 and believe ARV-110 is the first in a new class of targeted protein degraders to enter human clinical trials.

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Completed our initial public offering (IPO) in October 2018, issuing an aggregate of 7,700,482 shares of common stock, including 200,482 additional shares of common stock upon the exercise, in part by the underwriters, of their option to purchase additional shares at a public offering price of $16.00 per share. The company received aggregate gross proceeds of approximately $123.2 million.

Anticipated Milestones and Expectations

•	Present preliminary safety, tolerability and pharmacokinetic data from the Phase 1 clinical trial of ARV-110 in the second half of 2019.

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Initiate a Phase 1 clinical trial of ARV-471 in patients with locally advanced or metastatic ER-positive / HER2-negative breast cancer in the third quarter of 2019 and share preliminary clinical data in 2020.

•	Discuss our neuroscience strategy and present preclinical data from our tau program in the second half of 2019.

Financial Guidance

Based on its current operating plan, Arvinas expects its cash, cash equivalents, and marketable securities as of March 31, 2019 will be sufficient to fund its operating expenses and capital expenditure requirements into the first half of 2021.

First Quarter Financial Highlights

Cash, Cash Equivalents, and Marketable Securities Position: As of March 31, 2019, cash, cash equivalents, and marketable securities were $175.0 million as compared to $187.8 million as of December 31, 2018. The decrease related to cash used to fund operations of $15.5 million offset by cash received from a collaborator of $2.7 million.

Research and Development Expenses: Research and development expenses were $14.2 million for the quarter ended March 31, 2019, as compared to $7.1 million for the quarter ended March 31, 2018. The increase in research and development expenses for the quarter primarily related to expenses associated with the initiation of our Phase 1 clinical trial of ARV-110 and IND-enabling expenses associated with ARV-471 as well as increased personnel and other expenses related to our platform research and exploratory programs research.

General and Administrative Expenses: General and administrative expenses were $5.6 million for the quarter ended March 31, 2019, as compared to $1.2 million for the quarter ended March 31, 2018. The increase in general and administrative expenses for the quarter was primarily related to increased employee expenses and other compliance costs associated with becoming a public company in the fourth quarter of 2018.

Revenues: Revenue was $4.0 million for the quarter ended March 31, 2019, as compared to $4.1 million for the quarter ended March 31, 2018. Revenues are generated primarily from the license and rights to technology fees and research and development activities related to the collaboration and license agreement with Pfizer that was initiated in January 2018 and the amended and restated option, license and collaboration agreement with Genentech that was initiated in November 2017.

Net Loss: Net loss was $14.4 million for the quarter ended March 31, 2019, as compared to $4.2 million for the quarter ended March 31, 2018. The increase in net loss for the quarter ended March 31, 2019 was primarily due to increased research and development expenses and increased general and administrative expenses.

About ARV-110

ARV-110 is an orally-bioavailable PROTAC® protein degrader designed to selectively target and degrade androgen receptor protein (AR). ARV-110 is being developed as a potential treatment for men with metastatic castration-resistant prostate cancer (mCRPC). ARV-110 has demonstrated activity in preclinical models of AR mutation or overexpression, both common mechanisms of resistance to currently available AR-targeted therapies. Arvinas believes the differentiated pharmacology of ARV-110, including its iterative activity, has the potential to translate into improved clinical outcomes for patients.

About ARV-471

ARV-471 is an orally-bioavailable PROTAC® protein degrader designed to target the estrogen receptor (ER) for the treatment of patients with locally-advanced or metastatic ER-positive / HER2-negative breast cancer. A Phase 1 clinical trial for ARV-471 in patients with locally-advanced or metastatic ER-positive / HER2-negative breast cancer is expected to begin in the third quarter of 2019 and preliminary clinical data is expected in 2020.

About Arvinas Arvinas is a biopharmaceutical company dedicated to improving the lives of patients suffering from debilitating and life-threatening diseases through the discovery, development, and commercialization of therapies to degrade disease-causing proteins. Arvinas uses its proprietary technology platform to engineer proteolysis targeting chimeras, or PROTAC® targeted protein degraders, that are designed to harness the body’s own natural protein disposal system to selectively and efficiently degrade and remove disease-causing proteins. For more information, see www.arvinas.com.

Forward-Looking Statements This press release contains forward-looking statements that involve substantial risks and uncertainties, including statements regarding the development and regulatory status of our product candidates, including the timing of our clinical trial for ARV-471, preliminary data from our clinical trial for ARV-110 and ARV-471 and preclinical data from our tau program, the potential advantages and therapeutic potential of our product candidates and the sufficiency of cash resources. All statements, other than statements of historical facts, contained in this press release, including statements regarding our strategy, future operations, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of various risks and uncertainties, including but not limited to: whether we will be able to successfully conduct a Phase 1 clinical trial for ARV-110, successfully initiate and conduct a Phase 1 clinical trial for ARV-471, complete other clinical trials for our product candidates, and receive results from our clinical trials on our expected timelines, or at all, whether our cash resources will be sufficient to fund our foreseeable and unforeseeable operating expenses and capital expenditure requirements, our expected timeline and other important factors discussed in the “Risk Factors” sections contained in our quarterly and annual reports on file with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect our current views with respect to future events, and we assume no obligation to update any forward-looking statements except as required by applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this release.

Contacts for Arvinas

Investors

Randy Teel, VP Corporate Development

ir@arvinas.com

Media

Cory Tromblee, ScientPR

pr@arvinas.com

Arvinas, Inc.

Consolidated Statement of Operations (Unaudited)

	Quarter ended March 31,
	2019	2018
Revenue	$4,016,489	$4,108,596
Operating expenses:
Research and development	14,190,359	7,143,817
General and administrative	5,640,629	1,246,887

Total operating expenses	19,830,988	8,390,704

Loss from operations	(15,814,499)	(4,282,108)
Interest and other income	1,410,007	131,722

Net loss	(14,404,492)	(4,150,386)

Change in fair value of redeemable convertible preferred units	—	(71,482,098)

Net loss attributable to common shares/units	$(14,404,492)	$(75,632,484)

Net loss per common share/unit, basic and diluted	$(0.46)	$(39.86)

Weighted average common shares/units outstanding, basic and diluted	31,325,516	1,897,544

Arvinas, Inc.

Consolidated Balance Sheet (Unaudited)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$28,786,247	$3,190,056
Marketable securities	146,175,265	184,637,640
Account receivable	—	2,775,831
Other receivables	2,469,514	2,255,966
Prepaid expenses and other current assets	2,304,852	2,818,286

Total current assets	179,735,878	195,677,779
Property, equipment and leasehold improvements, net	4,227,487	3,583,036
Operating lease right of use assets	2,584,002	—
Other assets	20,760	20,760

Total assets	$186,568,127	$199,281,575

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,563,909	$2,758,184
Accrued expenses	2,947,556	4,001,276
Deferred revenue	15,440,957	16,065,957
Current portion of long-term debt	113,410	154,461
Current portion of operating lease liability	534,340	—

Total current liabilities	20,600,172	22,979,878
Deferred revenue	34,093,225	37,484,714
Long term debt, net of current portion	2,000,000	2,000,000
Operating lease liability	2,137,037	—
Other noncurrent liability	—	150,000

Total liabilities	58,830,434	62,614,592

Commitments and Contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 31,368,864 and 31,235,458 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	31,369	31,236
Accumulated deficit	(316,669,111)	(302,264,619)
Additional paid-in capital	444,295,404	439,118,089
Accumulated other comprehensive loss	80,031	(217,723)

Total stockholders’ equity	127,737,693	136,666,983

Total liabilities and stockholders’ equity	$186,568,127	$199,281,575